As filed with the Securities and Exchange Commission on May 30th, 2014

Registration No. 333 - 114158

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sony Kabushiki Kaisha

(Exact name of Registrant as specified in its charter)

Sony Corporation

(Translation of Registrant’s name into English)

Japan	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o 7-1, Konan 1-chome
Minato-ku
Tokyo 108-0075
Japan

(Address of principal executive offices)

The Fourth Series of Stock Acquisition Rights for

Shares of Common Stock of Sony Corporation

The Sixth Series of Stock Acquisition Rights for

Shares of Common Stock of Sony Corporation

(Full title of the plans)

Sony Corporation of America
550 Madison Avenue, 33rd Floor
New York, New York 10022-3211
Attn.: Office of the General Counsel
212-833-4625

(Name, address and telephone number of agent for service)

Copy to:
Arthur H. Kohn, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act.

☑ Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller Reporting Company

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-114158) filed by Sony Corporation (the “Registrant”) with the U.S. Securities and Exchange Commission on April 2, 2004 (the “Registration Statement”) to register 109,900 shares of the Common Stock of the Registrant (the “Fourth Series Shares”) to be issued upon exercise of the Fourth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (the “Fourth Series Stock Acquisition Rights”) and 1,223,600 shares of Common Stock of the Registrant (the “Sixth Series Shares”) to be issued upon exercise of the Sixth Series of Stock Acquisition Rights for Shares of Common Stock of Sony Corporation (the “Sixth Series Stock Acquisition Rights”). As of the date hereof, (a) none of the Fourth Series Stock Acquisition Rights remain outstanding, and no additional Fourth Series Shares will be issued and (b) none of the Sixth Series Stock Acquisition Rights remain outstanding, and no additional Sixth Series Shares will be issued.

In accordance with the Registrant’s undertaking in Part II, Item 9(a)(3) of the Registration Statement, the Registrant hereby amends the Registration Statement to remove from registration all of the Fourth Series Shares and Sixth Series Shares that remain unsold or otherwise unissued, if any, and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan as of the 30th day of May, 2014.

SONY CORPORATION

By:/s/ Kunitaka Fujita
Kunitaka Fujita
Executive Vice President, Corporate Executive, Human Resources

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

Name	Title	Date
/s/ Kazuo Hirai Kazuo Hirai	President and Chief Executive Officer, Representative Corporate Executive Officer, Member of the Board	May 30th, 2014
/s/ Masaru Kato Masaru Kato	Executive Vice President and Chief Financial Officer, Corporate Executive Officer, Member of the Board	May 30th, 2014

/s/ Osamu Nagayama Osamu Nagayama	Chairman of the Board	May 30th, 2014
_/s/ Sir Peter Bonfield Sir Peter Bonfield	Member of the Board	May 30th, 2014
/s/ Ryuji Yasuda Ryuji Yasuda	Member of the Board	May 30th, 2014
/s/ Yukako Uchinaga Yukako Uchinaga	Member of the Board	May 30th, 2014
/s/ Mitsuaki Yahagi Mitsuaki Yahagi	Member of the Board	May 30th, 2014

/s/ Kanemtisu Anraku Kanemtisu Anraku	Member of the Board	May 30th, 2014
/s/ Yorihiko Kojima Yorihiko Kojima	Member of the Board	May 30th, 2014
/s/ Takaaki Nimura Takaaki Nimura	Member of the Board	May 30th, 2014
/s/ Eikoh Harada Eikoh Harada	Member of the Board	May 30th, 2014
/s/ Joichi Ito Joichi Ito	Member of the Board	May 30th, 2014
/s/ Tim Schaaff Tim Schaaff	Member of the Board	May 30th, 2014
/s/ Steven E. Kober Steven E. Kober	Authorized U.S. Representative	May 30th, 2014